PACIFIC BUSINESS FUNDING

20195 STEVENS CREEK BLVD. • SUITE #220 • CUPERTINO, CA.  95014

TEL: (408) 255-9300   FAX (408) 255-9313

FACTORING AGREEMENT

                This Factoring Agreement (the "Agreement"), dated as of AUGUST 15, 2001, is entered into by and between PRIMIX SOLUTIONS INC. a [☒ corporation, ☐ partnership, ☐ sole proprietorship] ("Seller") having its principal place of business and chief executive office at the address set forth below Seller's signature, and Pacific Business Funding, a division of Cupertino National Bank ("Purchaser") having an office at the address identified above.

Capitalized terms used in this Agreement shall have the meanings assigned to them in Section 13, Definitions.

1.                 Purchase of Accounts.

                1.1.                Schedule of Accounts. Seller may, at any time, request that Purchaser purchase Accounts. Any such request by Seller shall be made by delivering to Purchaser a Schedule of Accounts (the "Schedule of Accounts") which describes in detail the Accounts Seller is requesting Purchaser to purchase, including, (a) the name and address of the Account Debtor of each such Account, (b) the amount owed by the Account Debtor of each such Account, and (c) the date and number of the invoice evidencing each such Account. Each Schedule of Accounts shall have attached to it an invoice for each Account described on the Schedule of Accounts, and shall be signed by an authorized representative of Seller.

                1.2.                Discretionary Approval of Accounts.  Purchaser may, in its sole discretion, purchase any Account included in a Schedule of Accounts, but is under no obligation to purchase any such Account. Purchaser may exercise its sole discretion in approving each Account and the credit of each Account Debtor before purchasing any Account.

                1.3.                Payment of Advance; Creation of a Book Reserve. Upon approval, in Purchaser's sole discretion, of any of the Accounts described on a Schedule of Accounts, Purchaser shall pay to Seller as the purchase price for any  approved Account EIGHTY percent (80%) of the face amount of such approved Account (the "Advance"). Purchaser may, from time to time, in its discretion, upon notice to Seller, change the percentage of the Advance. Upon payment of the Advance to Seller, Purchaser shall also create a reserve on Purchaser's books and records with respect to each Purchased Account in an amount equal to the face amount of the Purchased Account minus the Advance for such Purchased Account (the "Reserve"). Notwithstanding the foregoing, in no event shall the Reserve with respect to all Purchased Accounts outstanding at any time be less than TWENTY percent (20%) of the Account Balance. Purchaser may, in its discretion, upon notice to Seller, increase the percentage of the Reserve at any time.

                1.4.                Transfer of Accounts.  At the time Purchaser pays the Advance with respect to any Account, such Account shall constitute a Purchased Account, and Seller hereby absolutely sells, transfers and assigns to Purchaser, all of Seller's right, title and interest in and to each Purchased Account. Seller also hereby sells, transfers and assigns to Purchaser all of the goods represented by each Purchased Account, all of Seller's rights and remedies as an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of stoppage in transit, replevin, reclamation, and claim and delivery, and all of Seller's rights in and to all security for each such Purchased Account and guaranties thereof, and all rights against third parties with respect thereto. Any goods recovered or received by Seller shall be set aside, marked with Purchaser's name, and held for Purchaser's account as owner.

                1.5.                Collection of Accounts.  Each Purchased Account shall be collected directly by Purchaser. At the request of Purchaser, Seller and Purchaser shall jointly notify each Account Debtor by letter that Purchased Accounts owed by such Account Debtor have been assigned and are payable to Purchaser. Such notification shall be in form and substance satisfactory to Purchaser. Seller shall not take or permit any action to change or revoke any notification without Purchaser's prior written consent and shall not request any Account Debtor to pay any Purchased Account to Seller. Notwithstanding the foregoing, in the event Seller receives any payments of any Purchased Accounts, Seller shall (A) immediately notify Purchaser of such payment, (B) hold such payment in trust and safekeeping for Purchaser, and (C) immediately turn over to Purchaser the identical checks, monies or other forms of payment received, with any necessary endorsement or assignment. Purchaser shall have the right to endorse Seller's name on all payments received in connection with each Purchased Account and on any other proceeds of Collateral. If Purchaser receives a check or item which is payment for both a Purchased Account and a non-Purchased Account, the funds shall first be applied to the Purchased Account and, so long as there does not then exist an Event of Default or an event that with notice or lapse of time would constitute an Event of Default, the excess shall be remitted to Seller. In the event Purchaser receives any other payments of non-Purchased Accounts, Purchaser shall remit to Seller the collections of such non-Purchased Accounts; provided, that if any Event of Default or event that with notice or lapse of time or otherwise would constitute an Event of Default then exists, Purchaser shall have no duty to remit any such collections, which collections constitute Collateral, and may apply such collections to reduce the Obligations.

                1.6.                Full Recourse.  The purchase by Purchaser of Purchased Accounts from Seller shall be with full recourse against Seller. Seller shall be liable for any deficiency in the event the Obligations exceed the amount of Purchased Accounts and the other Collateral.

2.             Fees and Customer Payments.

                2.1.                Finance Fees.  Seller shall pay to Purchaser on each Settlement Date, a finance fee in an amount equal to ONE percent (1%) per month of the average daily Account Balance outstanding during the Settlement Period ending on such Settlement Date (the "Finance Fees"). Such accrued Finance Fees shall be netted against the Reserve as described in Section 3.3.

                2.2.                Administrative Fee.  Seller shall pay to Purchaser on each Settlement Date, an Administrative Fee equal to ONE HALF percent (.5%) of the face amount of each Account purchased by Purchaser during the Settlement Period ending on such Settlement Date (the "Administrative Fee"). All Administrative Fees shall be netted against the Reserve as described in Section 3.3.

                2.3.                Maximum Lawful Rate.  In no event shall any charges that may constitute interest hereunder exceed the highest rate permitted under applicable law. In the event that a court of competent jurisdiction makes a final determination that Purchaser has received interest hereunder in excess of the maximum lawful rate, then such excess shall be deemed a payment of principal and the interest payable hereunder deemed amended to the amount payable under the maximum lawful rate.

                2.4.                Crediting Customer Payments.  Upon Purchaser's receipt of payment of a Purchased Account, Purchaser shall promptly credit such customer payment (the "Customer Payments") to the amount outstanding with respect to such Purchased Account. Notwithstanding the foregoing, if any Customer Payment is subsequently dishonored or Purchaser does not receive good funds for any reason, the amount of such uncollected Customer Payment shall be included in the Account Balance as if such Customer Payment had not been received, and Finance Fees shall accrue thereon, and the credit to the specific Purchased Account shall be reversed. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Purchaser shall apply all Customer Payments to Seller's Obligations under this Agreement in such order and manner as Purchaser shall, in its sole discretion, determine.

                2.5.                Accounting.  Purchaser shall deliver to Seller after each Settlement Date, a statement of Seller's account which shall include an accounting of the transactions for that Settlement Period, including the amount of all Finance Fees, Administrative Fees, Adjustments, Chargeback Amounts, Customer Payments and Purchased Accounts. The accounting shall constitute an account stated and shall be binding on Seller and deemed correct unless Seller delivers to Purchaser a written objection within thirty (30) days after such accounting is mailed to Seller.

3.                Adjustments, Chargebacks and Remittances.

                3.1.                Adjustments.  In the event any Account Debtor asserts any offset, defense, counterclaim, dispute, discount, allowance, right of return, right of recoupment, or warranty claim with respect to a Purchased Account, or pays less than the face amount of such Purchased Account (each, an "Adjustment"), Purchaser may, in its sole discretion, either (A) deduct the amount of the Adjustment in calculating the Remittance, or (B) chargeback to Seller the Purchased Account with respect to which the Adjustment is asserted. Seller shall advise Purchaser immediately upon learning of any Adjustment asserted by any Account Debtor.

                3.2.                Chargebacks.  Purchaser shall have the right to chargeback to Seller any Purchased Account:

(A)	which remains unpaid ninety (90) calendar days after the invoice date;
(B)	with respect to which there has been a breach of any warranty, representation, covenant or agreement set forth in this Agreement;
(C)	with respect to which the Account Debtor asserts any Adjustment; or
(D)

which is owed by an Account Debtor who has filed, or has had filed against it, any bankruptcy cases, insolvency proceeding, assignment for the benefit of creditors, receivership or insolvency proceeding, or who has become insolvent (as defined in the United States Bankruptcy Code) or who is generally not paying its debts as such debts become due.

Upon demand by Purchaser, Seller shall pay to Purchaser the full face amount of any Purchased Account which has been charged back to Seller pursuant to this Section 3.2, or to the extent partial payment has been made, the amount by which the face amount of such Purchased Account exceeds such partial payment, together with any attorneys' fees and costs incurred by Purchaser in connection with collecting such Purchased Account (collectively, the "Chargeback Amount"). Purchaser shall advise Seller regarding how the Chargeback Amount shall be paid, which may be by any one or a combination of the following. In Purchaser's sole discretion: (1) payment in cash immediately upon demand; (2) deduction from or offset against any Remittance that would otherwise be payable to Seller; (3) payment from any Advances that may otherwise be made to Seller; (4) adjustment to the Reserve pursuant to Section 1.3 hereof; or (5) delivery of substitute Accounts and a Schedule of Accounts acceptable to Purchaser, which Accounts shall constitute Purchased Accounts.

                3.3.                Remittance.  Purchaser shall remit to Seller after the Settlement Date, the amount, if any, which Purchaser owes to Seller at the end of the Settlement Period based on the following calculations set forth below (the "Remittance"); provided, that if there then exists any Event of Default or any event or condition that with notice or lapse of time would constitute an Event of Default, Purchaser shall not be obligated to remit any payments to Seller. If the amount resulting from the following calculation is a positive number, such amount is the amount of the Remittance for such Settlement Period. If the resulting amount is a negative number, such amount is the amount owed by Seller to Purchaser.

                                The calculation to be used are as follows:

(A)	The sum of the following:
	(1)	The Reserve as of the beginning of the subject Settlement Period, plus
	(2)	The Reserve created for each Account purchased during the subject Settlement Period;

MINUS

(B)	The sum of the following:
	(1)	Finance Fees accrued during the subject Settlement Period; plus
	(2)	Administrative Fees accrued during the subject Settlement Period; plus
	(3)	Adjustments during the subject Settlement Period; plus
	(4)	Chargeback Amounts, to the extent Purchaser has agreed to accept payment of any such Chargeback Amount by deduction from the Remittance; plus
	(5)	All professional fees and expenses as set forth in Section 10 for which oral or written demand has been made by Purchaser during the subject Settlement Period; plus
	(6)	The Reserve for the Account Balance as of the first day of the following Settlement Period in the minimum percentage set forth in Section 1.3 hereof.

If the foregoing calculations result in a Remittance payable to Seller, Purchaser shall make such payment by check, subject to Purchaser's rights of offset and recoupment, and its right to deduct any Chargeback Amount as set forth in Section 3.2. If the foregoing calculations result in an amount due to Purchaser from Seller, Seller shall make such payment by any one or a combination of the methods set forth in Section 3.2 hereof for chargebacks, as determined by Purchaser in its discretion.

4.             Power of Attorney.  Seller hereby appoints Purchaser and its designees as Seller's true and lawful attorney in fact, to exercise in Purchaser's discretion, and regardless of whether an Event of Default is then existing, all of the following powers, such powers being coupled with an interest: (A) to notify all Account Debtors with respect to the Purchased Accounts to make payment directly to Purchaser; (B) to receive, deposit, and endorse Seller's name on all checks, drafts, money orders and other forms of payment relating to the Purchased Accounts; (C) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due on or in connection with the Purchased Accounts; (D) to compromise, prosecute, or defend any action, claim, case, or proceeding relating to the Purchased Accounts, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Purchaser's name or Seller's name, as Purchaser may elect; (E) to sell, assign, transfer, pledge, compromise, or discharge any Purchased Accounts; (F) to receive, open, redirect and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Accounts and to take all the actions permitted in subsection (B) above with respect to any payment in such mail; (G) to execute in the name of Seller and file against Seller in favor of Purchaser such financing statements and other agreements as Purchaser deems necessary to evidence or perfect its security interest in the Purchased Accounts and the other Collateral; and (H) to do all acts and things necessary or expedient, in furtherance of any such purposes. Upon the occurrence of an Event of Default, all of the power of attorney rights granted by Seller to Purchaser hereunder shall be applicable with respect to all Collateral.

5.                Continuing Representations, Warranties and Covenants.  To induce Purchaser to enter into this Agreement and purchase Accounts, and with full knowledge that Purchaser is relying on the truth and accuracy of the following in determining whether to purchase any Account, Seller represents, warrants, covenants and agrees as follows, which representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement:

(A)	The information contained in each Schedule of Accounts is true and correct;
(B)	Each Schedule of Accounts is signed by an authorized representative of Seller, and Purchaser shall have the right to rely on such signature as an authorized signature of Seller;
(C)	Seller is the sole and absolute owner of each Account described in each Schedule of Accounts and has the legal right to sell, transfer and assign such Account to Purchaser;
(D)

Seller has performed all obligations required by the Account Debtor in connection with each Account described in each Schedule of Accounts and payment of each such Account is not contingent upon the fulfillment of any obligation or contract, past or future;

(E)

Each Account described on each Schedule of Accounts is correctly stated therein, is not in dispute, is presently and unconditionally owing at the time stated in the invoice evidencing such account as attached to the Schedule of Accounts, is not past due or in default, represents a bona fide indebtedness arising from the actual sale of goods or performance of services to an Account Debtor in the ordinary course of Seller's business which has been received and finally accepted by the Account Debtor;

(F)

Each Account set forth on each Schedule of Accounts is not subject to any offset, defense or counterclaim of any kind, whether bona fide or otherwise, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise stated in the Schedule of Accounts;

(G)

Each Account Debtor identified on each Schedule of Accounts is liable for the amount set forth on such Schedule of Accounts and will not object to payment for, or the quality or the quantity of the goods or services to which any Account described on such Schedule of Accounts relates;

(H)

Seller, and to Seller's best knowledge, each Account Debtor set forth in each Schedule of Accounts, is and shall remain solvent in that the present saleable value of such entity's assets exceeds the total entity's liabilities;

(I)	Seller has not, as of the time Seller accepts an Advance from Purchaser, filed or had filed against it a petition for relief under the United States Bankruptcy Code;
(J)

Each Account and all other Collateral are free and clear of any and all liens, security interests and encumbrances of any kind, other than those in favor of Purchaser, and Seller will not assign, transfer, or grant any lien or security interest in any Accounts or other Collateral to any other party, without Purchaser's prior written consent;

(K)

Seller has not sold, assigned, transferred, pledged or otherwise conveyed any Purchased Accounts to any party other than Purchaser, and Seller shall not sell, assign, transfer, pledge or otherwise convey any Collateral without Purchaser's prior consent, except for the sale of Accounts to Purchaser and the sale of finished inventory in Seller's normal course of business;

(L)

Seller's name and form of organization are as set forth at the beginning of this Agreement, and Seller's chief executive office, place of business and place where Collateral and records concerning Accounts and other Collateral are kept are as set forth below Seller's signature, and Seller will give Purchaser at least thirty (30) days prior written notice if such name, organization, place of business, location of Collateral or records concerning Collateral is to be changed or added and shall execute any documents necessary to perfect Purchaser's interest in the Purchased Accounts and the other Collateral; and

(M)	Seller shall pay all of its normal gross payroll for employees, and all federal and state taxes, as and when due, including all payroll and withholding taxes and state sales taxes.

6.             Grant of Security Interest.  To secure the prompt payment and performance of all of Seller's Obligations to Purchaser, Seller hereby grants to Purchaser a continuing lien upon and security interest in, and right of set off with respect to, all of Seller's right, title and interest in, to and under the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of, Seller, and regardless of where located (collectively the "Collateral"):

(A)

All accounts, accounts receivable, chattel paper, contract rights, documents, instruments, letters of credit, banker's acceptances, drafts, securities and general intangibles, including all claims, causes of action, deposit accounts, rights to receive tax refunds, rights in and claims under insurance policies (including rights to unearned premiums), customer lists, copyrights, patents, trademarks, license agreements, goodwill associated with trademarks and trademark licenses, and other intellectual property of every kind and other rights to payment;

(B)	All inventory;
(C)	All monies, remittances, and other amounts due under this Agreement and any other agreement between Purchaser and Seller;
(D)	All equipment, machinery, motor vehicles, furniture, fixtures, tools and supplies;
(E)	All investment securities;
(F)	All farm products, crops, timber, minerals and the like (including oil and gas);
(G)	All books and records relating to the foregoing, including all computer programs, printed output and computer readable data;
(H)	All accessions to, and substitutions and replacements for, all of the foregoing; and
(I)

All proceeds and products of the foregoing, whether due to voluntary or involuntary disposition, including insurance proceeds. Seller shall sign and deliver to Purchaser UCO financing statements, in form acceptable to Purchaser. Seller agrees to deliver to Purchaser the originals of all instruments, chattel paper and documents evidencing or related to Purchased Accounts and other Collateral.

7.             Default.  The occurrence of any one or more of the following shall constitute an event of default under this Agreement (each, as "Event of Default"):

(A)	Seller fails to pay any amount owed to Purchaser as and when due under this Agreement or fails to pay any other Obligations as and when due;
(B)	Any warranty or representation by Seller to Purchaser under this Agreement is incorrect or untrue when made or thereafter becomes untrue or incorrect;
(C)	Seller fails to perform or breaches any covenant or agreement set forth in Agreement or any other agreement between Purchaser and Seller;
(D)

There shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of Seller's assets;

(E)

Seller shall become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due or is left with unreasonably small capital;

(F)	Any involuntary lien, garnishment, attachment or the like is issued against or attaches to the Purchased Accounts or the other Collateral;
(G)

An event of default shall occur under any guaranty executed by any guarantor of the Obligations, or any material provision of any such guaranty shall for any reason cease to be valid or enforceable or any such guaranty shall be repudiated or terminated, including by operation of law; or

(H)	A default or event of default shall occur under any agreement between Seller and any creditor of Seller who has entered into a subordination agreement with Purchaser.

8.                Remedies Upon Default.  Upon the occurrence of an Event of Default, Purchaser may, without notice, (A) without implying any obligation to buy Accounts, cease buying Accounts; (B) accelerate the payment of all Obligations by requiring Seller to repurchase all or any portion of the Purchased Accounts then outstanding for cash in an amount equal to the Advance made for each Purchased Account, and all accrued Finance Fees, Administrative Fees, attorneys' fees and other Obligations then outstanding, which Obligations shall be due and payable in full without demand; (C) exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code. Without limiting the generality of the foregoing, Purchaser may (1) exercise all of the power of attorney rights described in Section 4 with respect to all Collateral, and (2) collect, dispose of, sell, lease, use, and realize upon all Purchased Accounts and other Collateral in any commercially reasonable manner. Seller and Purchaser agree that any notice of sale required to be given to Seller shall be deemed to be reasonable if given five (5) days prior to the date on or after which any sale may be held. All remedies set forth herein shall be cumulative and none exclusive.

9.             Accrual of Interest.   If any amount owed by Seller hereunder is not paid when due, including any amounts under Section 3.3, Chargeback Amounts, professional fees and expenses under Section 10 and any other Obligations, such amounts shall bear interest at a per annum rate equal to the rate of used to calculate the Finance Fees, annualized, until payment in good funds in the full amount of all such obligations.

10.                Attorneys' Fees.  Seller shall pay to Purchaser immediately upon demand, all costs and expenses, including reasonable fees and expenses of attorneys and other professionals, that Purchaser incurs in connection with any and all of the following: (A) preparing, amending, supplementing, negotiating and enforcing this Agreement, or any other agreement executed in connection herewith; (B) perfecting, protecting or enforcing Purchaser's interest in the Purchased Accounts and the other Collateral; (C) collecting the Purchased Accounts and the Obligations; (D) defending or in any way addressing claims made or litigation initiated by or against Purchaser as a result of Purchaser's relationship with Seller or any guarantor; and (E) representing Purchaser in connection with any bankruptcy case or insolvency proceeding involving Seller, any Purchased Account, or other Collateral or any Account Debtor. Any attorneys' fees and expenses may, at Purchaser's option, be netted against the reserve as set forth in Section 3.3.

11.          Term and Termination.  The term of this Agreement shall be for one (1) year from the date hereof, and from year to year thereafter unless terminated in writing by Purchaser or Seller. Seller and Purchaser shall each have the right to terminate this Agreement at any time. Notwithstanding the foregoing, any termination of this Agreement shall not affect Purchaser's security interest in the Collateral and Purchaser's ownership of the Purchased Accounts and this Agreement shall continue to be effective, and Purchaser's rights and remedies hereunder shall survive such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full.

12.                Miscellaneous.

                12.1.                Severability.  In the event that any provision of this Agreement is held to be invalid or unenforceable, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect.

                12.2.                Choice of Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

                12.3.                Notices.  All notices shall be given to Purchaser and Seller at the addresses set forth in this Agreement and shall be deemed to have been delivered and received: (A) If mailed, three (3) calendar days after deposited in the United States mail, first class, postage prepaid; (B) one (1) calendar day after deposit with an overnight mail or messenger service; or (C) on the same date of transmission if sent by hand delivery, telecopy, telefax or telex.

                12.4.                Titles and Section Headings.  The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

13.                Definitions.  All terms used herein which are defined in the California Uniform Commercial Code shall have the meaning given therein unless otherwise defined in this Agreement. The term "including" is not limiting or exclusive. When used herein, the following terms shall have the following meanings.

                13.1                "Account" shall mean all accounts, accounts receivable, chattel paper, contract rights, documents, general intangibles, instruments, letters of credit, banker's acceptances, and other rights to payment, and proceeds thereof.

                13.2.                "Account Balance" shall mean, on any given day, the gross face amount of all Purchased Accounts unpaid on that day.

                13.3.                "Account Debtor" shall have the meaning set forth in the California Uniform Commercial Code and shall include any person liable on any Purchased Account, including any guarantor of the Purchased Account and any issuer of a letter of credit or banker's acceptance.

                13.4.                "Adjustment(s)" shall have the meaning set forth in Section 3.1.

                13.5.                "Administrative Fee" shall have the meaning as set forth in Section 2.2.

                13.6.                "Advance" shall have the meaning set forth in Section 1.3.

                13.7.                "Chargeback Amount" shall have the meaning set forth in Section 3.2.

                13.8.                "Collateral" shall have the meaning set forth in Section 6.

                13.9.                "Customer Payments" shall have the meaning set forth in Section 2.4.

                13.10.                "Event of Default" shall have the meaning set forth in Section 7.

                13.11.                "Finance Fees" shall have the meaning set forth in Section 2.1.

                13.12.                "Schedule of Accounts" shall have the meaning set forth in Section 1.1.

                13.13.                "Obligations" shall mean all advances, obligations, indebtedness and duties owing by Seller to Purchaser of any kind or nature, present or future, arising under or in connection with this Agreement or any other agreement entered into between Purchaser and Seller, weather direct or indirect, including all Advances, Finance Fees, Administrative Fees, Chargeback Amounts, attorneys' fees and expenses.

                13.14.                "Purchased Accounts" shall mean all Accounts identified on any Schedule of Accounts delivered by Seller to Purchaser which Purchaser elects to purchase and for which Purchaser makes an Advance, and all monies due or to become due thereunder.

                13.15.                "Remittance" shall have the meaning set forth in Section 3.3.

                13.16.                "Reserve" shall have the meaning set forth in Section 1.3.

                13.17.                "Settlement Date" shall mean the last calendar day of each Settlement Period.

                13.18.                "Settlement Period" shall mean each calendar month of each year.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement on the day and year written above.

"PURCHASER"		"SELLER"

PACIFIC BUSINESS FUNDING, a division of Cupertino National Bank

By	/s/ William Chronert	By	/s/ David W. Chapman
Title	President	Title	Chief Financial Officer

Other Locations of Collateral, if any, in Addition to Above:		Address of Seller, Chief Executive Office and Location of Collateral
		Street:	311 Arsenal Street
		City:	Watertown
		State:	MA
		Zip Code:	02472
		Telephone No.:	(617) 923-6500
		Facsimile No.:	(617) 923-6565

AMENDMENT TO FACTORING AGREEMENT

This Amendment to Factoring Agreement (this "Amendment") is entered into as of this 15 day of AUG., 2001, by and among PRIMIX SOLUTIONS INC. ("Seller") and Pacific Business Funding, a division of Cupertino National Bank ("Purchaser").

                WHEREAS, pursuant to that certain Factoring Agreement dated as of 08.15.01, by and between Seller and Purchaser, as from time to time amended, restated, supplemented or otherwise modified, (the "Factoring Agreement"), Purchaser has made or will hereafter make, Advances to Seller for the purchase of Accounts. All capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Factoring Agreement.

                WHEREAS, pursuant to the terms of the Factoring Agreement, Seller has granted to Purchaser a security interest in its personal property assets to secure its Obligations.

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

1.	Granting Clause. Section 6 of the Factoring Agreement is hereby amended and restated to read in its entirety as follows:
"6. Grant of Security Interest; Other Agreements.

61   To secure the prompt payment and performance of all of Seller's Obligations to Purchaser, Seller hereby grants to Purchaser a continuing lien upon and security interest in, and right of set off with respect to, all of Seller's rights, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, Seller, and regardless of where located, including the following (collectively, the "Collateral"):

(A)   All accounts, accounts receivable, chattel paper, contract rights, documents, instruments, letters of credit, letter-of-credit rights, supporting obligations, bankers' acceptances, drafts, securities and general intangibles, including all software, payment intangibles, claims, causes of action, rights to receive tax refunds, rights in and claims under insurance policies (including rights to unearned premiums), customer lists, copyrights, patents, trademarks, license agreements, goodwill associated with trademarks and trademark licenses, and other intellectual property of every kind and other rights to payment;

(B) All inventory;
(C) All deposit accounts and deposits therein;
(D) All monies, remittances, and other amounts due under this Agreement and any other agreement between Purchaser and Seller;
(E) All equipment, machinery, motor vehicles, furniture, tools and supplies;
(F) All investment property;
(G) All farm products, crops, timber, minerals and the like (including oil and gas);
(H) the following commercial tort claims [insert specific case captions or description per Official Comment 5 to Section 9-108 of the Uniform Commercial Code];
(I) All books and records relating to the foregoing, including all computer programs, printed output and computer readable data; and

(J)   to the extent not otherwise included, all proceeds, tort claims, insurance claims and other rights to payments not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

62   Seller hereby irrevocably authorizes the Purchaser at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Seller or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Seller is an organization, the type of organization and any organization identification number issued to Seller, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or  timber to be cut, a sufficient description of real property to which the Collateral relates. Seller agrees to furnish any such information Purchaser promptly upon request. Seller also ratifies its authorization for Purchaser to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

63 Seller shall sign and deliver to Purchaser UCC financing statements, in form acceptable to Purchaser as to those jurisdictions that are not Uniform Commercial Code jurisdictions.
64 Seller shall deliver to Purchaser the originals of all instruments, certificated securities, chattel paper and documents evidencing or related to Purchased Accounts and other Collateral.
65 Seller shall obtain signed acknowledgements of Purchaser's security interests from bailees having possession of Seller's goods that they hold for the benefit of Purchaser.

66   At the request of Purchaser, Seller shall obtain authenticated control letters from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for Seller.

67 Seller shall maintain all of its deposit accounts with Purchaser.

68   If Seller is or becomes the beneficiary of a letter of credit, Seller shall promptly, and in any event within two (2) business days after becoming a beneficiary, notify Purchaser thereof and enter into a tri-party agreement with Purchaser and the issuer and/or confirmation bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Purchaser.

69   Seller shall take all steps necessary to grant the Purchaser control of all electronic chattel paper in accordance with the Code and all "transferable records" as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

610    Seller shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify Purchaser of any commercial tort claim (as defined in the Code) acquired by it and unless otherwise consented by Purchaser, Seller shall enter into a supplement to this Factoring Agreement, granting to Purchaser a security interest in such commercial tort claim.

2.	Section 5(L) of the Factoring Agreement is hereby amended and restated to read in its entirety as follows:

(L)   Seller's name as it appears in official filings in the state of its incorporation or other organization, the type of entity of Seller (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by Seller's state of incorporation or organization or a statement that no such number has been issued, Seller's state or organization or incorporation, the location of Seller's chief executive office, principal place of business, offices, all warehouses and premises where Collateral is stored or located, and the locations of its books and records concerning the Collateral are set forth below Seller's signature. Seller has only one state of incorporation or organization."

3.	Additional Covenants. The following clauses (N), and (O) are added to Section 5 of the Factoring Agreement:

(N)   Seller shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without the prior written consent of Purchaser; and

(O)   Seller acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Purchaser and agrees that it will not do so without the prior written consent of Purchaser, subject to Seller's rights under Section 9509(d)(2) of the Code.

4. The following are hereby added as new definitions to Section 13 of the Factoring Agreement:

"Code" means the California Commercial Code as in effect on July 1, 2001, as the same may be amended from time to time.  "Uniform Commercial Code jurisdiction" means any jurisdiction that had adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

5. The definition of "Account" in Section 13.1 of the Factoring Agreement is hereby amended and restated to read as follows:

"Account" shall mean all accounts, accounts receivable, chattel paper, contract rights, documents, general intangibles, instruments, letters of credit, letter-of-credit rights, supporting obligations, banker's acceptances, and other rights to payment, and proceeds thereof.

6. Effect on Factoring Agreement. All references in the Factoring Agreement to the Factoring Agreement shall be deemed to refer to the Factoring Agreement as amended hereby.
7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW RULES).
8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first set forth above.

"Seller"		"Purchaser"

PACIFIC BUSINESS FUNDING, a division of Cupertino National Bank

By:	/s/ William Chronert	By:	/s/ David W. Chapman
Name:	William Chronert	Name:	David W. Chapman
Title:	President	Title:	Chief Financial Officer

State of Formation:

Organizational Identification Number: